Contact:
John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Reports Recent Accomplishments, Important Upcoming Events and Third Quarter 2011
Financial Results

SAN DIEGO, November 4, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and financial results for the three and nine months ended September 30, 2011.

“Since our last quarterly update, we have advanced our development program for lesinurad and continue to target commencing Phase 3 studies before the end of this year,” commented Barry D. Quart, PharmD, president and chief executive officer. “We completed formal End-of-Phase 2 meetings with the FDA and received clear feedback and reached agreement on key aspects of our proposed Phase 3 program. We continue to enroll patients in our ongoing allopurinol interventional study, which is a key first step in our Phase 3 program as it should allow us to expedite the enrollment of our planned Phase 3 studies.”

Recent Accomplishments and Important Upcoming Events

•	On November 7, 2011, we will present additional data from the ongoing extension portion of our Phase 2b study (Study 203) of lesinurad in combination with allopurinol at the 2011 ACR/ARHP Annual Scientific Meeting in Chicago, IL. We will also present an analysis of the pharmacokinetics, efficacy and safety profile of lesinurad in patients with mild to moderate renal impairment, as well as give an oral presentation on the biological activity and binding of high affinity URAT1 transporter inhibitors.

•	In September 2011, we announced the completion of formal End-of-Phase 2 meetings with the FDA regarding our proposed Phase 3 development program for lesinurad. We successfully reached agreement on the overall size and design of the planned Phase 3 clinical studies, the primary endpoints, the total safety database proposed for NDA filing, manufacturing plans for drug substance and drug product, the preclinical toxicology program and the clinical pharmacology program.

•	In July 2011, we initiated a Phase 1 clinical study of RDEA3170, our next generation URAT1 inhibitor for the chronic treatment of gout.

Third Quarter and Year-to-Date 2011 Financial Results

As of September 30, 2011, we had $122.7 million in cash, cash equivalents and short-term investments and $1.9 million in receivables, compared to $80.6 million in cash, cash equivalents and short-term investments and $17.0 million in receivables as of December 31, 2010.

The net increase in cash, cash equivalents and short-term investments and decrease in receivables in 2011 was due primarily to our public offering of common stock, which was completed in February 2011, resulting in net proceeds to us of $78.1 million, and the receipt in January 2011 of a $15.0 million milestone payment under our global license agreement with Bayer HealthCare (Bayer). These increases were partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes.

Revenues totaled $1.7 million and $5.6 million for the three and nine months ended September 30, 2011, respectively, and $3.3 million and $10.1 million for the three and nine months ended September 30, 2010, respectively. The revenue earned in 2010 and 2011 was primarily from the recognition of a portion of the $35.0 million upfront, non-refundable license fee and reimbursement of third-party development costs under our global license agreement with Bayer. The decrease in revenues for the three and nine months ended September 30, 2011 was due primarily to an increase in our estimate of the time period required to complete our obligations under the license agreement to June 2012, which is the period over which we are recognizing the remaining portion of the upfront license fee.

For the three and nine months ended September 30, 2011, total operating expenses increased to $24.2 million and $61.5 million, respectively, from $21.4 million and $50.7 million for the same periods in 2010. Total operating expenses for the three and nine months ended September 30, 2011 included non-cash, stock-based compensation charges of $2.6 million, or $0.10 per share, and $7.8 million, or $0.29 per share, respectively, compared to $5.5 million, or $0.24 per share, and $9.0 million, or $0.42 per share, for the same periods in 2010.  The decrease in non-cash, stock-based compensation charges was the result of the departure of certain employees during the third quarter of 2010. The increase in total operating expenses between the three and nine months ended September 30, 2011, compared to the same periods in 2010, was primarily a result of an increase in research and development expense due to the continued development and progression of lesinurad and our next-generation product candidate for the chronic treatment of gout, RDEA3170, as well as an increase in consulting and professional outside services and personnel and related costs to support these increased development activities partially offset by the above-described decrease in non-cash, stock-based compensation expense.

Net loss for the three and nine months ended September 30, 2011 was $22.5 million, or $0.84 per share, and $55.8 million, or $2.11 per share, respectively, compared to a net loss for the same periods in 2010 of $18.2 million, or $0.79 per share, and $41.0 million, or $1.92 per share. The increase in net loss per share for the three and nine months ended September 30, 2011 compared to the same periods in 2010 was mainly due to the increase in operating expenses noted above, partially offset by an increase in weighted-average shares outstanding in 2011 as a result of our April 2010 and February 2011 public offerings of common stock.

ARDEA BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Revenues:
License fees	$1,076	$2,171	$3,229	$7,024
Sponsored research	96	—	319	—
Reimbursable research and development costs	518	1,123	2,088	3,064

Total revenues	1,690	3,294	5,636	10,088
Operating expenses:
Research and development	19,293	14,687	47,534	37,822
General and administrative	4,907	6,669	13,926	12,915

Total operating expenses*	24,200	21,356	61,460	50,737
Loss from operations	(22,510)	(18,062)	(55,824)	(40,649)
Other income (expense):
Interest income	95	100	300	281
Interest expense	(60)	(204)	(292)	(693)
Other income, net	—	1	9	26

Total other income (expense)	35	(103)	17	(386)

Net loss	$(22,475)	$(18,165)	$(55,807)	$(41,035)

Basic and diluted net loss per share	$(0.84)	$(0.79)	$(2.11)	$(1.92)

Shares used in computing basic and diluted net loss per share	26,805	22,902	26,432	21,355

*	Includes $2.6 million and $7.8 million in non-cash, stock-based compensation expense, for the three and nine months ended September 30, 2011, respectively, as compared to $5.5 million and $9.0 million, respectively, for the same periods in 2010. The decrease in stock-based compensation expense in 2011 was the result of the departure of certain employees during the third quarter of 2010.

Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Cash, cash equivalents and short-term investments	$122,732	$80,612
Total assets	$129,795	$100,454
Total stockholders’ equity	$109,550	$77,123

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the chronic treatment of gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in longer term extensions of these studies. In support of our Phase 3 program, we are currently advancing lesinurad in a multinational interventional study designed to identify gout patients who can then enroll into our main Phase 3 studies. Our next-generation URAT1 inhibitor, RDEA3170, is currently in Phase 1 clinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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